Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ServiceNow, Inc. of our report dated January 30, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ServiceNow, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
San Jose, California
July 17, 2023